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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                       THREE MONTHS ENDED MARCH 31, 1995
                             (Thousands of dollars)


Income
   Income before income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $69,678
                                                                                                        -------

   Fixed charges to be added back to income -

      Interest and debt expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   112,572
      Rentals (one-third of all rent and related costs
        charged to income)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,813
                                                                                                      --------

          Total fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  116,385
                                                                                                      --------

Income before income taxes and fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $186,063
                                                                                                      ========

Ratio
  Number of times fixed charges covered by income
    before income taxes and fixed charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.6
                                                                                                         ===





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